                                                                     Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
FOR SOUTHERN DISTRICT OF NEW YORK

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In re                                      |
                                           |           Chapter 11
PINNACLE TOWERS III INC., ET AL.,          |
                                           |           Case Nos. 02-12477 and
                                           |           02-12482 through 02-12484
                                           |
                            Debtors.       |           Jointly Administered
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          ORDER CONFIRMING SECOND AMENDED JOINT PLAN OF REORGANIZATION
              OF PINNACLE TOWERS III INC., PINNACLE HOLDINGS INC.,
                PINNACLE TOWERS INC. AND PINNACLE SAN ANTONIO LLC

                  On October 9, 2002 at 10:00 a.m. E.D.T., there came on for consideration confirmation of the Second Amended Joint Plan of Reorganization
(the "Plan") of Pinnacle Towers III Inc., Pinnacle Holdings Inc, Pinnacle Towers
Inc. and Pinnacle San Antonio LLC, debtors and debtors-in-possession
(collectively "Debtors") dated September 18, 2002, pursuant to 11 U.S.C. ss.
101, ET SEQ. (the "Bankruptcy Code"). Debtors have served copies of the Plan and of the Second Amended Disclosure Statement of Pinnacle Towers III Inc., Pinnacle
Holdings Inc, Pinnacle Towers Inc. and Pinnacle San Antonio LLC (the "Disclosure
Statement"), in accordance with the Order Approving Debtors' Second Amended
Disclosure Statement dated September 24, 2002, and the Scheduling Order dated
September 13, 2002 (together, the "Court Orders"). Ballots have been timely transmitted to the Holders of Impaired Class 1 Claims in accordance with the
Court Orders and Rule 3018 of the Federal Rules of Bankruptcy Procedure (the
"Bankruptcy Rules"), and copies of the solicitation package, consisting of the
Disclosure Statement, the Plan, the Amendment to Debtors First Amended
Disclosure Statement and First Amended Plan (the "Amendment"), the Confirmation
Hearing Notice and the black-lined copy of the Second Amended Plan (collectively the "Plan Documents") and the Class 1 Ballot, as

applicable, have been timely transmitted to Class 1 Claimants and the Notice
Parties identified in the Court Orders, all as required by the Court Orders.
This Court previously approved the solicitation of other Impaired Classes.
Debtors have provided adequate notice of the Plan, Disclosure Statement, the
Court Orders and solicitation of the Plan, and certificates of service and/or publications were filed with the Court that demonstrate compliance with the notice, solicitations and publication requirements of the Court Orders.
Acceptances and rejections of the Plan by those Holders of Impaired Claims who voted on the Plan were duly received and tabulated by Donlin, Recano & Co., Inc.
("Donlin Recano") Debtors' voting agent, and Donlin Recano timely provided its certifications of ballots accepting or rejecting the Plan, which demonstrated that the Plan has been accepted by the requisite number and amounts of Claim
Holders in Impaired Classes. A hearing having been held on October 9, 2002, at which all parties with objections had an opportunity to be heard and the only written objection having been withdrawn prior to the hearing; and evidence having been adduced that the Plan has been accepted in accordance with Section
1126 of the Bankruptcy Code by the requisite votes and that the Plan is fair and equitable; that the Plan does not require re-solicitation of acceptances; that all objections to the Plan have been voluntarily withdrawn, or, to the extent not withdrawn, overruled or denied by the Court; and upon the entire record of these Cases, the arguments of counsel and evidence at the hearing held on
October 9, 2002, and due deliberation being had thereon, and sufficient cause appearing therefor,

         THE COURT HEREBY MAKES THE FOLLOWING FINDINGS OF FACT AND CONCLUSIONS
OF LAW:

         A. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan or the Court Orders.

                                        2

         B. This Court has jurisdiction over the Cases pursuant to 28
U.S.C.ss.ss.157 and 1334 and the Order of Standing Referral of Cases to
Bankruptcy Judges for the Southern District of New York dated July 10, 1984.
Venue before this Court is proper pursuant to 28 U.S.C.ss.ss. 1408 and 1409.
Confirmation of the Plan is a core proceeding under 28 U.S.C.ss. 157(b)(2), and this Court has jurisdiction to enter a final Order with respect to confirmation of the Plan.

         C. This Court takes judicial notice of the docket of the Chapter 11
Cases maintained by the Clerk of the Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and all evidence and arguments made, proffered or adduced at, the hearings held before the Court during the pendency of the Chapter 11 Cases.

         D. On July 30, 2002, the Court considered confirmation of the First
Amended Joint Plan of Reorganization of Debtors dated June 27, 2002, pursuant to
11 U.S.C. ss. 101, ET SEQ. (the "First Amended Plan"). After determining that acceptances of the First Amended Plan had been duly solicited; that the First
Amended Plan had been accepted by the requisite number of holders of Impaired
Claims and Interests; and that the First Amended Plan met all the requirements of 11 U.S.C. ss.ss. 1123 and 1129(a); on July 30, 2002, this Court entered an
Order confirming the First Amended Plan (the "First Confirmation Order").

         E. After the First Confirmation Order was entered, the First Amended
Plan was not consummated. Debtors, the Agent, certain of the Pre-Petition and
Post-Petition Lenders, and the Investors, then negotiated a restructuring of the treatment of Class 1 Claims (the "New Class 1 Treatment"), which provides the necessary liquidity for Debtors post-confirmation,

                                        3

which New Class 1 Treatment impairs Class 1 Claims but otherwise does not affect any other Class under the Plan.

         F. Debtors have now filed and served a Second Amended Disclosure
Statement and Second Amended Joint Plan of Reorganization, which reflect the New
Class 1 Treatment. On September 24, 2002, the Court entered an order approving the Second Amended Disclosure Statement as containing adequate information pursuant to section 1125.

         G. The Second Amended Joint Plan of Reorganization is referred to herein as the Plan, and the Second Amended Disclosure Statement is referred to herein as the Disclosure Statement.

         H. Because the Plan does not affect the treatment of any other Classes,
Debtors are not required to re-solicit votes from any Class. All votes with respect to the First Amended Plan shall constitute votes for the Plan unless such votes are specifically revoked before the Confirmation Hearing.

         I. The Plan complies with all applicable provisions of the Bankruptcy
Code and the Bankruptcy Rules, including, without limitation, Sections 1122 and
1123 of the Bankruptcy Code, and therefore satisfies Section 1129(a)(1) of the
Bankruptcy Code. In particular, the Plan:

                  i. in accordance with Section 1123(a)(1) of the Bankruptcy
Code, designates Classes of Claims, other than Claims of a kind specified in
Section 507(a)(1), 507(a)(2), or 507(a)(8) of the Bankruptcy Code, and Classes
of Interests;

                  ii. in accordance with Section 1123(a)(2) of the Bankruptcy
Code, specifies the Classes of Claims that are not Impaired under the Plan;

                                        4

                  iii. in accordance with Section 1123(a)(3) of the Bankruptcy
Code, specifies the treatment of all Classes of Claims and Interests that are
Impaired under the Plan;

                  iv. in accordance with Section 1123(a)(4) of the Bankruptcy
Code, provides the same treatment for each Claim or interest of a particular
Class, unless the Holder of a particular Claim or interest agrees to a less favorable treatment of such particular Claim or interest;

                  v. in accordance with Section 1123(a)(5) of the Bankruptcy
Code, provides adequate means for the Plan's implementation;

                  vi. in accordance with Section 1123(a)(6) of the Bankruptcy
Code, provides for the inclusion in the charter of Debtors, or any entity, whether organized before or after confirmation of the Plan, to which all or any part of the property of the estate was or will be transferred, or of any entity resulting from the merger or consolidation of Debtors with one or more persons, of a provision prohibiting the issuance of nonvoting equity securities, and providing, as to the several Classes of securities possessing voting power, an appropriate distribution of such power among such Classes, including, in the case of any Class of equity securities having a preference over another Class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred Class in the event of default in the payment of such dividends; and

                  vii. in accordance with Section 1123(a)(7) of the Bankruptcy
Code, contains only provisions that are consistent with the interests of creditors and equity security Holders and with public policy with respect to the manner of selection of any officer, director, or trustee under the Plan and any successor to such officer, director, or trustee.

                                        5

         J. Debtors, the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, including, without limitation, Sections 1125 and 1126 of the Bankruptcy Code, and therefore the Plan satisfies Section 1129(a)(2) of the Bankruptcy Code. The
Plan is supported by the Creditors' Committee.

         K. The Plan has been proposed in good faith and not by any means forbidden by law, and therefore satisfies Section 1129(a)(3) of the Bankruptcy
Code. At all relevant times, Debtors, the Investors and the Agent have acted in good faith in connection with the Chapter 11 Cases. In consummating the transactions contemplated by the Plan, the Securities Purchase Agreement and the
Restructured Facility and all agreements and transactions contemplated therein,
Debtors and the Investors will be acting in good faith.

         L. Each Investor qualifies as (a) an "accredited investor" as such term is defined in Section 2(15) of the Securities Act and Regulation D promulgated thereunder or (b) a "qualified institutional buyer" as defined in Rule 144A under the Securities Act.

         M. Any payment made or to be made by Debtors or by a person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incidental to the Chapter 11 Cases, has been fully approved by the
Court, or is subject to the approval of the Court, as reasonable, and the Plan therefore satisfies Section 1129(a)(4) of the Bankruptcy Code;

         N. The Plan satisfies Section 1129(a)(5) of the Bankruptcy Code in that:

                  i. Debtors have disclosed, to the extent known, (a) the
identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of Debtors, an affiliate of Debtors participating in a joint plan with the

                                        6

Debtors, or a successor to Debtors under the Plan; and (b) the appointment to, or continuance in, such office of such individual, is consistent with the interests:

                  ii. of creditors and equity security Holders and with public policy; and

                  iii. Debtors have disclosed the identity of any insider that will be employed or retained by Reorganized Debtors and the nature of any compensation for such insider.

         O. The Plan does not contain any changes in rates subject to the jurisdiction of any governmental regulatory commission, and therefore satisfies
Section 1129(a)(6) of the Bankruptcy Code.

         P. The Plan satisfies Section 1129(a)(7) of the Bankruptcy Code as each
Holder of a Claim or Interest in each Impaired Class under the Plan has either accepted the Plan or will receive or retain under the Plan, on account of such
Claim or Interest: (i) property of a value, as of the Effective Date that is not less than the amount that such Holder would receive or retain if Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Closing Date; or, with respect to Secured Claims (ii) property of a value, as of the Effective Date that is not less than the value of such Secured Claim Holder's interest in the
Estate's interest in the property that secures such Claim.

         Q. The Classification under the Plan is appropriate and satisfies
Section 1123(a)(1) of the Bankruptcy Code, and with respect to Classes PHI-1 through PHI-5, Class PHI-R, Classes PTI-1 through PTI-8, Classes PT-III-1 through PT-III-4, and Classes PSA-1 through PSA-4, the Plan satisfies Section
1129(a)(8) of the Bankruptcy Code as each such Class of Claims and Interests is not Impaired under the Plan.

                                        7

         R. The Classification under the Plan is appropriate and satisfies
Section 1123(a)(1) of the Bankruptcy Code and with respect to Classes 1, PHI-6,
PHI-7 and PHI-8, the Plan satisfies Section 1129(a)(8) of the Bankruptcy Code, because each such Class of Claims or Interests has accepted the Plan by the requisite majorities.

         S. The Plan satisfies Section 1129(a)(9) of the Bankruptcy Code with respect to a Claim of the kind specified in Section 507(a)(1), 507(a)(2),
507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code,
as, except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that on or as soon as reasonably practicable after the latest of the (a) Distribution Date; (b) the date such Claim is Allowed; (c) the date such Claim becomes payable pursuant to any agreement between Debtors and the Holder of such Claim, each Holder of a
Claim of such Class will receive on account of such Claim, Cash equal to the
Allowed unpaid amount of such Claim.

         T. The Plan satisfies Section 1129(a)(9) of the Bankruptcy Code with respect to a Claim of a kind specified in Section 507(a)(8) of the Bankruptcy
Code as, except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that the Holder of such Claim will receive on account of such Claim either (a) payment in the ordinary course when due; (b) Cash equal to the unpaid portion of such Allowed
Claim; or (c) deferred Cash payments, over a period not exceeding six (6) years after the date of assessment of such Claim, of a value, as of the Effective Date of the Plan, equal to the Allowed amount of such Claim.

         U. The Plan satisfies Section 1129(a)(10) of the Bankruptcy Code as at least one Class of Claims that is Impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a
Claim of such Class.

                                        8

         V. The Plan satisfies Section 1129(a)(11) of the Bankruptcy Code as the
Plan is feasible, and confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of
Reorganized Debtors.

         W. The Plan satisfies Section 1129(a)(12) of the Bankruptcy Code as all fees payable under section 1930 of title 28 of the United States Code, as determined by the Court at the hearing on confirmation of the Plan, have been paid or the Plan provides for the payment of all such fees.

         X. The Plan satisfies Section 1129(a)(13) of the Bankruptcy Code as the
Plan provides for the continuation after the Effective Date of payment of all retiree benefits, as that term is defined in Section 1114 of the Bankruptcy
Code, at the level established pursuant to subsection (e)(1)(B) or (g) of said section, at any time prior to confirmation of the Plan, for the duration of the period that Debtors have obligated themselves to provide such benefits.

         Y. The Plan satisfies Section 1129(c) of the Bankruptcy Code in that the Plan is the only plan confirmed by the Court.

         Z. The Plan satisfies Section 1129(d) of the Bankruptcy Code in that the primary purpose of the Plan is reorganization and not the avoidance of taxes nor the avoidance of the requirements of Section 5 of the Securities Act of
1933.

         AA. It is in the best interests of the estates to assume all executory contracts, including unexpired leases, to which any of Debtors is a party, other than those that are the subject of a previously filed motion, stipulation or order to reject, and assumption of such contracts and leases is necessary and in the best interests of Debtors, their creditors and the estates.

                                        9

         BB. The procedures by which the Ballots were distributed and tabulated were properly conducted and were fair and comport with Bankruptcy Rule 3018.

         CC. Amendments and modifications to the Plan embodied in the Plan or otherwise approved by this Order do not adversely affect the treatment of any
Claim or Interest unless such Claimant or Interest Holder has consented to such amendment, and such amendments and modifications are not of a nature which require re-solicitation of Class 1 or any other Class under the Plan.

         DD. After the Effective Date, Debtors will continue to engage in business, and the Plan does not provide for the liquidation of all or substantially all of the property of Debtors' estates.

         EE. Notice and distribution of the Plan, the Court Orders and the
Disclosure Statement were appropriate, and timely notice was given, in light of all of the facts and circumstances of these Chapter 11 Cases.

         FF. Each of the release, discharge and injunctive provisions of Article
XVI of the Plan: (i) falls within the jurisdiction of this Court under 28 U.S.C.
ss. 1334(a), (b), (d) and (e); (ii) is an essential means of implementing the
Plan pursuant to Section 1123(a)(5) of the Bankruptcy Code; (iii) is an integral element of the transactions incorporated into the Plan; (iv) confers a material benefit on, and is in the best interests of, Debtors, their estates and its creditors; (v) is important to the overall objectives of the Plan; and (vi) is consistent with Sections 105, 1123, 1129 and other applicable provisions of the
Bankruptcy Code.

         GG. All entities that are benefited by the release, discharge and injunctive provisions of the Plan have contributed and/or will contribute value to Debtors and/or the estates under the Plan.

                                       10

         HH. Failure to effect the release, discharge and injunctive provisions of the Plan would impair Debtors' ability to confirm the Plan.

         II. All conditions to confirmation of the Plan have been satisfied, will be satisfied by entry of this Confirmation Order or have been duly waived in accordance with the provisions of the Plan and the Securities Purchase
Agreement.

         IT IS HEREBY ORDERED, ADJUDGED AND DECREED AS FOLLOWS:

         1. The Plan, and all of its terms and provisions which are hereby incorporated herein by reference, is hereby CONFIRMED.

         2. All objections to confirmation of the Plan, including the objection of SPCP Group LLC, are hereby overruled or were withdrawn.

         3. The record of the Confirmation Hearing is closed.

         4. No votes in favor of the First Amended Plan or the Plan were revoked prior to the Confirmation Hearing.

         5. The implementation and administration of the Plan conforms to the provisions of the Bankruptcy Code.

         6. The Plan, and all transactions and agreements referred to therein, contemplated thereunder or executed and delivered in connection therewith, including, but not limited to, the transactions and agreements embodied in the
Securities Purchase Agreement, as amended (together with the Exhibits thereto)
and the Restructured Facility, and any amendments or modifications thereto in substantial conformity therewith or with the Amended Term Sheet attached as
Exhibit E to the Plan, are approved, and Debtors are authorized to execute any and all documents in connection with such transactions and agreements.

                                       11

         7. Debtors are authorized to enter into the Bridge Loan described in
Section VI.D.6 of the Plan.

         8. PHI Equity Securities Interests, including, but not limited to, the
Old Common Stock, Old Stock Options and Old Preferred Stock, will be deemed liquidated and cancelled in the manner and upon the timing set forth in the
Plan.

         9. Debtors are authorized to pay Allowed Class PTI-1 Claims in accordance with the Plan, and upon payment of such Claims in accordance with the
Plan, the Holders of each such Claim are directed to return any Collateral securing such Claim, including any undrawn letters of credit, to Debtors for cancellation and shall thereafter be prohibited from realizing on any such
Collateral or drawing upon any such letters of credit.

         10. Pursuant to Section 1145 of the Bankruptcy Code and the provisions of the Securities Act of 1933, as amended (and regulations pertaining thereto)
regarding the issuance, distribution, offer, sale or registration of securities pursuant to the Plan, Debtors and Reorganized Debtors are exempt from the registration requirements of the Securities Act of 1933 and neither such parties nor the Investors shall be deemed underwriters with respect to any and all securities issued pursuant to the Plan. Such exemption shall include, without limitation, all of the securities issued by Reorganized PHI and/or New Pinnacle pursuant to the Plan in exchange for Claims or Interests or upon the exercise of securities so issued.

         11. Pursuant to Section 1141(a) of the Bankruptcy Code, the Plan and
its provisions shall be binding upon (a) Debtors and (b) any Holder of a Claim against or Interest in Debtors, whether or not such Holder is Impaired under the
Plan and whether or not such Holder has accepted the Plan.

                                       12

         12. Pursuant to Section 1141(b) of the Bankruptcy Code, all of the
property of the Estates is hereby re-vested in Debtors in accordance with the
Plan.

         13. In accordance with Section 1141(c) of the Bankruptcy Code, upon the
Effective Date and except as provided in the Plan with respect to Classes 1,
PHI-1, PTI-1, PTI-2, PT-III-1, and PSA-1, or as otherwise provided in the Plan, all property of Debtors is free and clear of all Claims and Interests of creditors and Interest Holders.

         14. In accordance with Section 1141(d) of the Bankruptcy Code and except as otherwise provided for in the Plan or the Securities Purchase
Agreement with respect to Claims that are Reinstated under the Plan, on the
Effective Date, Debtors shall be and hereby are discharged and released from any and all debts which arose before the date of entry of this Order and any and all debts of a kind specified in Section 502(g), 502(h), or 502(i) of the Bankruptcy
Code, whether or not (a) a proof of Claim based upon such debt has been filed or deemed filed under Section 501 of the Bankruptcy Code, (b) such Claim is Allowed under Section 502 of the Bankruptcy Code, (c) such Claim is listed in the schedules and lists filed by the Debtors, or (d) the Holder of such Claim has accepted the Plan; PROVIDED, HOWEVER, that such discharge and release shall not adversely affect the rights of any Holders of Claims or Interests arising from
Debtors' obligations to make Distributions pursuant to the Plan, based upon the
Allowed amounts of such Claims or Interests; PROVIDED, FURTHER, that the filing of a proof of Claim for a Reinstated Claim shall not constitute evidence of, or otherwise validate, the amount or propriety of any Reinstated Claim, and Debtors shall retain all rights that they would have had absent the filing of the
Chapter 11 Cases to contest, settle, dispute or otherwise deal with such
Reinstated Claims. Debtors shall not be obligated to object to the proof of claim for any Reinstated Claims

                                       13

in order to preserve their rights to dispute, contest, settle or otherwise deal with such Reinstated Claims.

         15. All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all
Claims and Interests of any nature whatsoever against the Debtors or any of their assets or properties, except with respect to Claims or Interests that are
Reinstated under the Plan and except as otherwise provided in the Plan or herein. Upon the Effective Date, Debtors, collectively and each of them individually, shall be deemed discharged and released under Section
1141(d)(1)(A) of the Bankruptcy Code from any and all Claims and Interests
(other than those obligations imposed under the Plan and Reinstated Claims and
Interests), regardless of whether any property is to be distributed or retained pursuant to the Plan on account of any particular Claim or Interest being discharged. Creditors, Interest Holders, all other Claimants and all other entities whose debts, obligations, liabilities or Claims are discharged or whose rights and Interests are terminated by the Plan, the Bankruptcy Code, and this
Order, are hereby jointly and severally permanently restrained and enjoined from instituting or continuing any action or employing any process against Debtors, their Estates or their property to collect such debts or to pursue such
Interests as liabilities or obligations of Debtors, or any successor of Debtors, except as otherwise specifically provided for by this Order or the Plan and are further enjoined and permanently restrained from instituting or continuing any action or employing any process against any of the parties released under the
Plan with respect to items released under the Plan; PROVIDED, HOWEVER, that nothing contained in this Order or the Plan shall be deemed to affect the rights of Holders of Claims or Interests that are Reinstated under the Plan; PROVIDED,
FURTHER, that Debtors shall retain all rights that they would have had absent the filing of the Chapter 11 Cases to contest, settle, dispute or otherwise

                                       14

deal with Reinstated Claims or Interests and all debts of the kind specified in
Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (b) a Claim based upon such debt is Allowed under
Section 502 of the Bankruptcy Code, or (c) the Holder of a Claim based upon such debt accepted the Plan. This Order shall be and hereby is a judicial determination of discharge of all liabilities of the Debtors other than
Reinstated Claims, subject only to the occurrence of the Effective Date.

         16. Each Holder of an Allowed Class PHI-6 Senior Note Claim who
submitted an election form with the apparent intention of receiving New Common
Stock in exchange for its Allowed Class PHI-6 Senior Note Claims but as to which there was a defect or ambiguity in its election form or procedure (each a
"Defective Election"), shall be deemed to have elected to receive New Common
Stock for such portion of its Claims as indicated on the Defective Election;
PROVIDED, HOWEVER, that stock in respect of Defective Elections shall not be distributed unless the Holder cured any defect in the election by 5 p.m. EDT on
August 9, 2002, and if such holder failed to do so, it shall receive an all cash distribution on the Distribution Date, without interest for any period of time between July 24, 2002 through and including August 9, 2002. Debtors have taken reasonable steps to help a Claimant with a Defective Election to cure such
Defective Election if requested to do so by the Claimant. To the extent that a
Class PHI-6 Senior Note Holder who made a Defective Election failed to cure the defects in its election by 5:00 p.m. E.D.T. on August 9, 2002, such Class PHI-6
Senior Note Holder shall receive an all Cash Distribution as set forth above, and Debtors will have no further obligation to distribute New Common Stock to such Senior Note Holder.

                                       15

         17. Notwithstanding anything to the contrary in the Plan, the
Securities Purchase Agreement, the Restructured Facility or herein, nothing contained in the Plan, the Securities Purchase Agreement, the Restructured
Facility or herein shall be deemed to affect the existence, extent or priority, if any, of any AD VALOREM tax Liens arising by operation of state law.

         18. The property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, shall re-vest in the applicable Reorganized
Debtor on the Closing Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Court. As of the Closing
Date, all property of each Reorganized Debtor shall be free and clear of all
Claims and Interests, encumbrances, charges and Liens, except as specifically provided in the Plan or the Confirmation Order.

         19. Debtors are hereby authorized to retain DRX Distribution Management
Inc. ("DRX"), or such other entity as agreed to by Debtors and the Investors, as
Debtors' Disbursing Agent for all purposes under the Plan. Debtors are also hereby authorized and directed to indemnify and hold such Disbursing Agent harmless from any claims, losses or causes of action asserted against the
Disbursing Agent, its officers, directors or employees, in connection with the
Disbursing Agent's service as Disbursing Agent, except for claims or causes of action arising out of the Disbursing Agent's willful misconduct or gross negligence.

         20. Pursuant to Section 1142(a) of the Bankruptcy Code, notwithstanding any otherwise applicable non-bankruptcy law, rule or regulation relating to financial condition, Debtors shall carry out the Plan, consummate the Securities
Purchase Agreement, as amended, and the Restructured Facility and shall comply with any orders of the Court.

                                       16

         21. Pursuant to Article X of the Plan, and in accordance with Sections
365 and 1123(b)(2) of the Bankruptcy Code, effective as of the Effective Date of the Plan, all executory contracts and unexpired leases to which any Debtor is a party, except for executory contracts and unexpired leases that are the subject of a motion filed before today, a stipulation or an order to reject, shall be deemed assumed by Debtors unless another treatment is agreed to between the parties to such contract or lease.

         22. The assumption of executory contracts shall not be construed to constitute a cure of defaults nor a determination as to whether sums are due under assumed executory contracts as of confirmation. Notwithstanding anything herein to the contrary, the rights and obligations under assumed executory contracts are unaltered by entry of this order including rights arising before confirmation of the plan and before assumption of the assumed executory contracts.

         23. For a period of one hundred eighty (180) days following the
Effective Date, or such further time as may be fixed by this Court, Reorganized
Debtors shall have the exclusive right to object to proofs of Claim not heretofore objected to (other than to Claims that have been Reinstated) in accordance with the Plan. Nothing contained herein shall require Debtors to contest proofs of Claim by filing objections with the Bankruptcy Court. Debtors shall retain all rights to contest Claims asserted in proofs of Claim in any
Court or administrative agency of competent jurisdiction.

         24. The Securities Action Settlement embodied in Article V of the Plan, including, but not limited to, the Genesis Payment referred to therein, is a reasonable exercise of Debtors' business judgment and in the best interests of
Debtors' Estates and hereby is approved in its entirety pursuant to Bankruptcy
Rule 9019. This Order hereby constitutes all approvals and

                                       17

consents, if any, required from the Bankruptcy Court with respect to the implementation and consummation of the Securities Action Settlement and the
Genesis Payment, and Debtors and Reorganized Debtors hereby are authorized to take all actions required with respect to the implementation and consummation of the Securities Action Settlement and the Genesis Payment.

         25. Pursuant to Section 510(b) of the Bankruptcy Code, any current or former shareholder of PHI who opts out of the Securities Action Settlement shall be deemed a Holder of a Class PHI-8 Equity Securities Interest and, to the
extent such Interest is Allowed, it will be discharged by the Distributions to
Allowed Class PHI-8 Equity Securities Interests.

         26. Effective as of the Effective Date, the Rights Plan shall be terminated, and any agreements relating thereto shall be discharged. Any party asserting damages as a result of the rejection of the Rights Plan must file a proof of Claim within thirty (30) days of entry of this Order or be forever barred from asserting any Claim in respect of the Rights Plan.

         27. Appropriate consideration has been received for each and every release set forth in Article XVI of the Plan; such releases are valid, binding and enforceable releases in accordance with their terms and conditions and without the necessity of further documentation thereof; and all parties are permanently enjoined from and restrained against commencing or continuing any action or instituting process against any party in violation of said releases.
This Court retains jurisdiction to enforce all of the releases set forth in the
Plan or consented to by members of Classes PHI-7 and PHI-8.

         28. This Court hereby retains exclusive jurisdiction of these Chapter
11 Cases and the Plan pursuant to and for the purposes of Sections 105(a) and
1127 of the Bankruptcy Code and the provisions of Article XIV of the Plan, including, without limitation, exclusive jurisdiction to enforce all orders entered in this Case and to resolve any disputes arising from the

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Plan, settlements approved in the Chapter 11 Cases or any orders entered in these Chapter 11 Cases.

         29. Pursuant to the Plan and Section 1123 of the Bankruptcy Code,
Debtors are hereby authorized to take such action as may be necessary and appropriate to implement and effectuate consummation of the Plan, the Securities
Purchase Agreement, as amended, the Restructured Facility and this Order and all agreements referred to in the Plan, the Securities Purchase Agreement, the
Restructured Facility and this Order. This Order shall constitute all approvals and consents, if any, required with respect to the implementation and consummation of the Plan, the Securities Purchase Agreement , as amended, and the Restructured Facility and the execution, delivery and performance by the
Debtors of the agreements and transactions contemplated thereby.

         30. Debtors shall pay any amounts due under 28 U.S.C. ss. 1930 within ten business days of notification of the amounts thereof by the United States
Trustee.

         31. All final fee applications for services rendered by a professional to Debtors or the Official Committee of Unsecured Creditors (the "Committee")
through the Closing Date shall be filed with the Court no later than ninety (90)
days after the Closing Date, or such further time as may be fixed by the Court, and any application filed after such deadline shall be null, void and of no effect. Professionals need not submit fee applications for services rendered after the Closing Date and before the Chapter 11 Cases are closed, but shall circulate them in accordance with this Court's previous order on interim payments, and Debtors shall pay any amounts to which no objection is made in accordance therewith. If any objections remain unresolved after thirty (30)
days, the professional may seek a resolution of the dispute by application to this Court.

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         32. Subject to the Securities Purchase Agreement and such approvals as may be required by the Plan, Debtors or Reorganized Debtors may modify the Plan prior to substantial consummation of the Plan as provided in Section 1127(b) of the Bankruptcy Code and, in addition, may make non-material changes to the Plan to correct inconsistencies, ambiguities, clarify the meaning, etc., without further order of this Court.

         33. Notwithstanding anything to the contrary in this Order, these proceedings or otherwise, all Liens, security interests and encumbrances securing Obligations, as defined in the Credit Agreement (the "Credit Agreement
Liens") shall continue in existence and in full force and effect securing obligations under the Restructured Facility to at least the same extent, priority and perfection as the Credit Agreement Liens existed before the
Petition Date. All assignments, mortgages, deeds of trust, security agreements, interest rate protection agreements and other security instruments ("Collateral
Documents") securing Obligations (as defined in the Credit Agreement) shall be and are hereby deemed to be amended (to the extent necessary), continued and affirmed so that the Collateral Documents and Credit Agreement Liens secure and constitute collateral security for all indebtedness and obligations existing or arising in connection with the Restructured Facility at any time. Nothing in this Order or these proceedings shall impair or otherwise adversely affect the
Credit Agreement Liens, the Collateral Documents, the Restructured Facility or
any agreement among lenders in the Restructured Facility as to the "first out priority" from the proceeds of any such collateral. The Credit Agreement Liens and the Collateral Documents are and shall remain valid, binding, enforceable, duly perfected and in full force and effect without any additional filing or recording of any document or instrument in any recording or similar office, provided however, that the Pre-Petition Lenders may file a copy of this Order, or any redacted version thereof, in any such office. Debtors and each of their parents,

                                       20

affiliates, subsidiaries and successors-in-interest shall be estopped from challenging, claiming or asserting that any of the liens and security interests described in this Order have not attached, are not properly granted, perfected or are otherwise not enforceable to the same extent and in the same priority as provided in the Credit Agreement.

         34. The Restructured Facility and the Amended Credit Agreement shall be, and hereby are, deemed to be a continuation and amendment of the Credit
Facility and the Credit Agreement.

         35. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of a security under the Plan, the re-vesting, re-mortgaging, transfer, hypothecation or sale of any real or personal property of Debtors or their Subsidiaries in accordance with the Plan, whether to or from
Debtors, Reorganized Debtors, the Subsidiaries or any special purpose entity established by Debtors or Reorganized Debtors in connection with the Plan or the
Restructured Facility, shall not be taxed under any State or local law imposing a stamp tax, transfer tax, or similar tax.

         36. Pursuant to Section 1146(c) of the Bankruptcy Code, the making, delivery, filing or recording of (a) conveyances from Debtors to newly created wholly owned affiliates of Debtors, Reorganized Debtors or the Subsidiaries,
including without limitation, any deed, assignment/assumption of lease, assignments of easement and related instruments, affecting real and personal property (the "Conveyances"), (b) mortgages, deeds of trust, trust deeds, financing statements and related instruments in favor of Bank of America, N.A., as Administrative Agent and as Collateral Agent, or any other mortgagee or Lien holder, encumbering real and personal property (the "Mortgages") and (c) all other documents in connection with the Conveyances and Mortgages (collectively, the "Recording Documents"), shall not be taxed under any law

                                       21

imposing a recording tax, stamp tax, transfer tax or similar tax, including, without limitation, the transfer and recording taxes applicable to Conveyances and the recordation or intangibles tax applicable to Mortgages. All recording and filing officers and clerks are hereby directed to accept for filing or recording, and to file or record immediately upon presentation thereof, the
Recording Documents without payment of any such taxes. Nothing in this Order shall be construed to require any filing to perfect any Liens granted or continued pursuant to the Plan, which Liens shall be deemed perfected at the
Closing. This Court retains jurisdiction to enforce the foregoing direction, by contempt or otherwise.

         37. The failure specifically to include or reference any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Bankruptcy Court that the Plan be confirmed in its entirety.

         38. The ten (10) day stay of the effectiveness of this Order provided in Bankruptcy Rule 3020 is hereby waived.

         39. This Order supersedes the July 30, 2002, First Confirmation Order.

Dated:   New York, New York
         October 9, 2002

                                       /s/ Burton R. Lifland
                                       -----------------------------------------
                                       Hon. Burton R. Lifland
                                       United States Bankruptcy Judge

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